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Exhibit 99.1

PRESS RELEASE

For:	THE MACERICH COMPANY
Press Contact:	Arthur Coppola, Chairman and Chief Executive Officer
or
Thomas E. O'Hern, Senior Executive Vice President and Chief Financial Officer
(310) 394-6000

MACERICH ANNOUNCES THIRD QUARTER RESULTS AND INCREASE IN GUIDANCE

        Santa Monica, CA (11/04/08)—The Macerich Company (NYSE Symbol: MAC) today announced results of operations for the quarter ended September 30, 2008 which included total funds from operations ("FFO") diluted of $102.1 million or $1.16 per share-diluted, compared to $1.15 per share-diluted for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, FFO-diluted was $301.3 million, or $3.41 per share-diluted compared to $298.2 million or $3.15 per share-diluted for the nine months ended September 30, 2007. Net income available to common stockholders for the quarter ended September 30, 2008 was $5.7 million or $.08 per share-diluted compared to $19.4 million or $.27 per share-diluted for the quarter ended September 30, 2007. For the nine months ended September 30, 2008, net income available to common stockholders was $120.1 million or $1.63 per share-diluted compared to $33.8 million or $.47 per share-diluted for the nine months ended September 30, 2007. The Company's definition of FFO is in accordance with the definition provided by the National Association of Real Estate Investment Trusts ("NAREIT"). A reconciliation of net income to FFO and net income per common share-diluted ("EPS") to FFO per share-diluted is included in the financial tables accompanying this press release.

Recent Activity:

  •
  During the quarter, Macerich signed 266,000 square feet of specialty store leases with average initial rents of $43.47 per square foot. Starting base rent on new lease signings was 21% higher than the expiring base rent.

  •
  Mall tenant sales per square foot for the trailing twelve month period increased to $463 for the quarter ended September 30, 2008 compared to $460 for the quarter ended September 30, 2007.

  •
  Portfolio occupancy at September 30, 2008 was 92.8% compared to 93.5% at September 30, 2007.

  •
  The Company is raising FFO guidance for 2008 by $ .35 per share-diluted.

  •
  Since May, the Company has closed or received commitments on over $1.5 billion in financings.

        Commenting on results, Arthur Coppola chairman and chief executive officer of Macerich stated, "While I am pleased with our strong operating results for the quarter, the big story here is that we continue to strengthen our balance sheet through our strong relations with lenders that we have done business with over a long period of time. In addition, we move into the fourth and critical quarter of 2008 bolstered by the fact that our fourth quarter leasing was completed many months ago. Our continued access to capital in a very tough credit marketplace will support our results in the quarter and year ahead."

Redevelopment and Development Activity

        On September 5, 2008, a new, 138,000-square-foot Nordstrom Department Store opened at The Oaks, the latest milestone in the multi-phased expansion and redevelopment of this high-performing

1,047,095-square-foot regional shopping center in Thousand Oaks, California. Simultaneous with the opening of Nordstrom, the Company completed a renovation of the existing center. Construction on the two-level, open-air retail, dining and entertainment venue, anchored by Muvico Entertainment and four restaurants, and a complete interior renovation continues toward a phased opening. The two-level retail expansion is expected to begin opening in phases in late 2008.

        Construction continues on Santa Monica Place, a regional shopping center under development in Santa Monica, California. In September, the Company announced that Bloomingdale's will join Nordstrom. Bloomingdale's will open the first of the store's SoHo concept outside of Manhattan. New tenants, recently announced include eight new retail and restaurant names, including: Kitson, Coach, BCBG Max Azria, Joe's Jeans, True Religion and Lacoste, plus the first two chef-driven restaurant concepts for the project's signature rooftop Dining Deck, SINO Restaurant+Lounge and Ozumo. Construction is moving well, with new buildings now taking shape to create the project's sophisticated, urban, open-air environment.

        The Company announced six first-to-market luxury retailers and restaurants—Bvlgari, Cartier, True Religion, Teavana, Marcella's and Modern Steak—to Scottsdale Fashion Square, Arizona's luxury and fashion retail flagship. Construction continues on a 160,000-square-foot expansion of the center, which is projected to open in fall 2009 anchored by Barneys New York.

Financing Activity

        On July 10, 2008, a $170 million, 6.76% seven year fixed rate loan was placed on Fresno Fashion Fair, a super regional mall in Fresno, California. A portion of the proceeds were used to pay off the previous loan of $63.1 million bearing interest at 6.52%.

        On July 10, 2008, the Company placed a $300 million combination construction—permanent loan on The Oaks, a super regional mall in Thousand Oaks, California. The initial funding was $222 million at an interest rate of 4.29%. Approximately $48 million of additional proceeds will be distributed upon completion of the construction and another $30 million upon stabilization. This floating rate loan has an initial term of three years.

        Additionally, on July 31, 2008, the Company closed on a $150 million, seven year, 6.11% fixed interest rate loan secured by Broadway Plaza. A portion of the proceeds were used to pay off the former loan of $59 million (with a 6.68% interest rate). The Company owns 50% of this joint venture.

        On October 1, 2008, the Company closed on a $29.7 million loan on Chandler Festival and an $18.9 million loan on Chandler Gateway. Both loans are for a seven year term with a fixed interest rate of 6.15%.

        On October 16, 2008, the Company closed on a $90 million fixed rate loan on South Towne Center in Sandy, Utah. The seven year fixed rate loan has an interest rate of 6.25%.

        In addition, the Company has come to agreement on a $250 million refinancing of Washington Square Mall in Portland, Oregon. That seven year fixed rate loan is expected to close in the 4th quarter of 2008 and the interest rate has been locked at 6.00%. The current loan of $127 million is scheduled to mature in February, 2009.

        Upon completion of these financings, year to date the Company will have completed 12 financing transactions for nearly $1.6 billion.

Earnings Guidance

        Management is increasing its guidance range for the year ended December 31, 2008, which is now anticipated to be within a range of $5.35 to $5.50 per diluted share of FFO and an EPS range of $2.49 to $2.64.

        The following table provides the reconciliation of the range of estimated EPS to estimated FFO per diluted-share.

For the year ended December 31, 2008	Low End	High End
Estimated EPS	$2.49	$2.64
Depreciation and amortization including pro rata share of joint ventures	3.99	3.99
Impact of additional dilutive securities	(.05)	(.05)
Impact of gain on sale of depreciated assets	(1.08)	(1.08)

Estimated diluted FFO per share	$5.35	$5.50

        The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States. The Company is the sole general partner and owns an 86% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 77 million square feet of gross leaseable area consisting primarily of interests in 72 regional malls. Additional information about The Macerich Company can be obtained from the Company's web site at www.macerich.com.

Investor Conference Call

        The Company will provide an online Web simulcast and rebroadcast of its quarterly earnings conference call. The call will be available on The Macerich Company's website at www.macerich.com (Investing section) and through CCBN at www.earnings.com. The call begins today, November 4, 2008 at 10:30 AM Pacific Time. To listen to the call, please go to any of these web sites at least 15 minutes prior to the call in order to register and download audio software if needed. An online replay at www.macerich.com (Investing section) will be available for one year after the call.

        The Company will publish a supplemental financial information package which will be available at www.macerich.com in the Investing Section. It will also be furnished to the SEC as part of a Current Report on Form 8-K.

        Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives (including legislative and regulatory changes); environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K/A for the year ended December 31, 2007 and the Quarterly Reports on Form 10Q, for a discussion of such risks and uncertainties, which discussion is incorporated herein by reference. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

(See attached tables)
##

 THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Three Months Ended September 30,		For the Three Months Ended September 30,		For the Three Months Ended September 30,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$133,985	$130,373	$0	$(11,494)	$133,985	$118,879
Percentage rents	4,114	4,991	—	(48)	4,114	4,943
Tenant recoveries	70,059	70,628	—	(7,334)	70,059	63,294
Management Companies' revenues	10,261	9,242	—	—	10,261	9,242
Other income	7,388	8,787	—	(3,021)	7,388	5,766

Total revenues	$225,807	$224,021	$0	$(21,897)	$225,807	$202,124

Shopping center and operating expenses	74,100	73,624	(2)	(7,050)	74,098	66,574
Management Companies' operating expenses	19,014	17,908	—	—	19,014	17,908
Income tax (benefit) provision	(362)	429	—	—	(362)	429
Depreciation and amortization	66,637	59,061	—	(4,573)	66,637	54,488
REIT general and administrative expenses	2,881	1,992	—	—	2,881	1,992
Interest expense	70,306	59,983	—	(3,645)	70,306	56,338
(Loss) gain on sale or write-down of assets	(5,178)	(757)	54	903	(5,124)	146
Equity in income of unconsolidated joint ventures(c)	19,928	18,648	—	—	19,928	18,648
Minority interests in consolidated joint ventures	(539)	(4,551)	—	4,101	(539)	(450)
Income from continuing operations	7,442	24,364	56	(1,625)	7,498	22,739
Discontinued Operations:
Loss on sale or disposition of assets	—	—	(54)	(903)	(54)	(903)
Income from discontinued operations	—	—	(2)	2,528	(2)	2,528
Income before minority interests of OP	7,442	24,364	—	—	7,442	24,364
Income allocated to minority interests of OP	944	3,442	—	—	944	3,442
Net income before preferred dividends	6,498	20,922	—	—	6,498	20,922
Preferred dividends(a)	835	2,902	—	—	835	2,902
Adjustment of minority interest due to redemption value	—	(1,346)	—	—	—	(1,346)

Net income to common stockholders	5,663	19,366	—	—	5,663	19,366

Average number of shares outstanding—basic	74,931	71,674			74,931	71,674

Average shares outstanding, assuming full conversion of OP Units(d)(e)	87,439	84,529			87,439	84,529

Average shares outstanding—Funds From Operations ("FFO")—diluted(a)(d)(e)	88,333	96,677			88,333	96,677

Per share income—diluted before discontinued operations	—	—			$0.08	$0.24

Net income per share—basic	$0.08	$0.27			$0.08	$0.27

Net income per share—diluted(a)(e)	$0.08	$0.27			$0.08	$0.27

Dividend declared per share	$0.80	$0.71			$0.80	$0.71

FFO—basic(b)(d)	$101,294	$99,395			$101,294	$99,395

FFO—diluted(a)(b)(d)(e)	$102,129	$110,983			$102,129	$110,983

FFO per share—basic(b)(d)	$1.16	$1.18			$1.16	$1.18

FFO per share—diluted(a)(b)(d)(e)	$1.16	$1.15			$1.16	$1.15

 THE MACERICH COMPANY
FINANCIAL HIGHLIGHTS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Results of Operations:

	Results before SFAS 144(e)		Impact of SFAS 144(e)		Results after SFAS 144(e)
	For the Nine Months Ended September 30,		For the Nine Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited				Unaudited
	2008	2007	2008	2007	2008	2007
Minimum rents	$396,745	$380,286	$0	$(33,663)	$396,745	$346,623
Percentage rents	9,772	11,698	—	(253)	9,772	11,445
Tenant recoveries	204,956	206,401	21	(21,592)	204,977	184,809
Management Companies' revenues	30,334	27,595	—	—	30,334	27,595
Other income	20,776	25,738	(348)	(6,964)	20,428	18,774

Total revenues	$662,583	$651,718	$(327)	$(62,472)	$662,256	$589,246

Shopping center and operating expenses	214,407	211,475	(25)	(21,012)	214,382	190,463
Management Companies' operating expenses	57,886	54,182	—	—	57,886	54,182
Income tax benefit	(750)	(478)	—	—	(750)	(478)
Depreciation and amortization	185,538	174,327	—	(14,807)	185,538	159,520
REIT general and administrative expenses	11,419	11,777	—	—	11,419	11,777
Interest expense	209,639	189,764	—	(10,680)	209,639	179,084
Loss on early extinguishment of debt	—	877	—	—	—	877
Gain (loss) on sale or write-down of assets	95,135	1,889	(99,096)	2,288	(3,961)	4,177
Equity in income of unconsolidated joint ventures(c)	67,172	52,128	—	—	67,172	52,128
Minority interests in consolidated joint ventures	(1,942)	(13,191)	(1)	11,606	(1,943)	(1,585)
Income from continuing operations	144,809	50,620	(99,399)	(2,079)	45,410	48,541
Discontinued Operations:
Gain (loss) on sale or disposition of assets	—	—	99,096	(2,316)	99,096	(2,316)
Income from discontinued operations	—	—	303	4,395	303	4,395
Income before minority interests of OP	144,809	50,620	—	—	144,809	50,620
Income allocated to minority interests of OP	20,600	6,020	—	—	20,600	6,020
Net income before preferred dividends	124,209	44,600	—	—	124,209	44,600
Preferred dividends(a)	4,124	8,052	—	—	4,124	8,052
Adjustment of minority interest due to redemption value	—	2,773	—	—	—	2,773

Net income to common stockholders	120,085	33,775	—	—	120,085	33,775

Average number of shares outstanding—basic	73,688	71,625			73,688	71,625

Average shares outstanding, assuming full conversion of OP Units(d)(e)	86,483	84,706			86,483	84,706

Average shares outstanding—FFO—diluted(a)(d)(e)	88,418	94,545			88,418	94,545

Per share income—diluted before discontinued operations	—	—			$0.48	$0.49

Net income per share—basic	$1.63	$0.47			$1.63	$0.47

Net income per share—diluted(a)(e)	$1.63	$0.47			$1.63	$0.47

Dividend declared per share	$2.40	$2.13			$2.40	$2.13

FFO—basic(b)(d)	$297,195	$271,299			$297,195	$271,299

FFO—diluted(a)(b)(d)(e)	$301,319	$298,206			$301,319	$298,206

FFO per share—basic(b)(d)	$3.45	$3.21			$3.45	$3.21

FFO per share—diluted(a)(b)(d)(e)	$3.41	$3.15			$3.41	$3.15

(a)
On February 25, 1998, the Company sold $100 million of convertible preferred stock representing 3.627 million shares. The convertible preferred shares can be converted on a 1 for 1 basis for common stock. The preferred shares were not assumed converted for purposes of net income per share—diluted for the three and nine months ended September 30, 2008 and for all periods presented for 2007 as they would be antidilutive to the calculation. The weighted average preferred shares are assumed converted for purposes of FFO per share—diluted as they are dilutive to those calculations for all periods presented.

  On October 18, 2007, 560,000 shares of convertible preferred stock were converted to common shares. Additionally, on May 6, 2008, May 8, 2008 and September 18, 2008, 684,000, 1,338,860 and 1,044,271 shares of convertible preferred stock were converted to common shares, respectively. As of September 30, 2008, there was no convertible preferred stock outstanding.

(b)
The Company uses FFO in addition to net income to report its operating and financial results and considers FFO and FFO-diluted as supplemental measures for the real estate industry and a supplement to Generally Accepted Accounting Principles (GAAP) measures. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from extraordinary items and sales of depreciated operating properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. FFO and FFO on a fully diluted basis are useful to investors in comparing operating and financial results between periods. This is especially true since FFO excludes real estate depreciation and amortization, as the Company believes real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. FFO on a fully diluted basis is one of the measures investors find most useful in measuring the dilutive impact of outstanding convertible securities. FFO does not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. FFO as presented may not be comparable to similarly titled measures reported by other real estate investment trusts.

  Effective January 1, 2003, gains or losses on sales of undepreciated assets and the impact of SFAS 141 have been included in FFO. The inclusion of gains on sales of undepreciated assets increased FFO for the three and nine months ended September 30, 2008 and 2007 by $0.6 million, $3.6 million, $0.1 million and $0.8 million, respectively, or by $.01 per share, $0.04 per share, $0.00 per share and $.01 per share, respectively. Additionally, SFAS 141 increased FFO for the three and nine months ended September 30, 2008 and 2007 by $4.7 million and $13.2 million, $4.0 million and $11.5 million, respectively, or by $.05 per share, $0.15 per share, $0.04 per share and $0.12 per share, respectively.

(c)
This includes, using the equity method of accounting, the Company's prorata share of the equity in income or loss of its unconsolidated joint ventures for all periods presented.

(d)
The Macerich Partnership, LP (the "Operating Partnership" or the "OP") has operating partnership units ("OP units"). Each OP unit can be converted into a share of Company common stock. Conversion of the OP units not owned by the Company has been assumed for purposes of calculating the FFO per share and the weighted average number of shares outstanding. The computation of average shares for FFO—diluted includes the effect of share and unit-based compensation plans and convertible senior notes using the treasury stock method. It also assumes conversion of MACWH, LP preferred and common units to the extent they are dilutive to the calculation. For the three and nine months ended September 30, 2008 and 2007, the MACWH, LP preferred units outstanding were antidilutive to FFO.

(e)
In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS 144 on January 1, 2002.

  On April 25, 2005, in connection with the acquisition of Wilmorite Holdings, L.P. and its affiliates, the Company issued as part of the consideration participating and non-participating convertible preferred units in MACWH, LP. The participating units are not assumed converted for purposes of net income per share and FFO—diluted per share for all periods presented as they would be antidilutive to the calculation. On January 1, 2008, a subsidiary of the Company, at the election of the holders, redeemed approximately 3.4 million participating convertible preferred units in exchange for the distribution of the interests in the entity which held that portion of the Wilmorite portfolio that consisted of Eastview Mall, Greece Ridge Center, Marketplace Mall and Pittsford Plaza ("Rochester Properties"). This exchange is referred to as the "Rochester Redemption." As a result of the Rochester Redemption, the Company has classified the results of operations from the Rochester Properties to discontinued operations and recorded a gain of $99.3 million for the period ended March 31, 2008.

Pro rata share of joint ventures:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Revenues:
Minimum rents	$68,828	$62,711	$202,262	$186,586
Percentage rents	2,856	3,100	7,261	7,325
Tenant recoveries	33,024	30,139	97,072	87,930
Other	3,362	5,369	17,371	11,323

Total revenues	$108,070	$101,319	$323,966	$293,164

Expenses:
Shopping center expenses	36,487	33,799	108,400	97,194
Interest expense	25,923	25,779	77,850	73,847
Depreciation and amortization	26,292	23,422	74,326	68,506

Total operating expenses	88,702	83,000	260,576	239,547

Gain (loss) on sale of assets	349	(4)	3,272	(2,024)
Equity in income of joint ventures	211	333	510	535

Net income	$19,928	$18,648	$67,172	$52,128

Reconciliation of Net Income to FFO(b):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$5,663	$19,366	$120,085	$33,775
Adjustments to reconcile net income to FFO—basic
Minority interest in OP	944	3,442	20,600	6,020
(Loss) gain on sale or write-down of consolidated assets	5,178	757	(95,135)	(1,889)
Adjustment of minority interest due to redemption value	—	(1,346)	—	2,773
plus gain on undepreciated asset sales—consolidated assets	224	111	798	450
plus minority interest share of gain on sale of consolidated joint ventures	—	39	589	387
(Gain) loss on sale of assets from unconsolidated entities (pro rata share)	(349)	4	(3,272)	2,024
plus gain on undepreciated asset sales—unconsolidated entities (pro rata share)	328	(4)	2,764	346
plus minority interest share of gain on sale of unconsolidated entities	—	—	487	—
Depreciation and amortization on consolidated assets(f)	66,637	59,061	185,538	174,327
Less depreciation and amortization allocable to minority interests on consolidated joint ventures	(1,065)	(1,019)	(2,426)	(3,346)
Depreciation and amortization on joint ventures (pro rata)(f)	26,292	23,422	74,326	68,506
Less: depreciation on personal property and amortization of loan costs(f)	(2,558)	(4,438)	(7,159)	(12,074)

Total FFO—basic	101,294	99,395	297,195	271,299
Additional adjustment to arrive at FFO—diluted
Preferred stock dividends earned	835	2,902	4,124	8,052
Convertible debt—interest expense	—	8,686	—	18,855

Total FFO—diluted	$102,129	$110,983	$301,319	$298,206

(f)
In 2008, amortization of loan costs is included in interest expense.

Reconciliation of EPS to FFO per diluted share:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Earnings per share—diluted	$0.08	$0.27	$1.63	$0.47
Per share impact of depreciation and amortization of real estate	1.02	0.91	2.90	2.68
Per share impact of (gain) loss on sale or write-down of depreciated assets	0.06	0.01	(1.10)	0.02
Per share impact of preferred stock not dilutive to EPS	—	(0.02)	(0.02)	(0.05)
Per share impact of adjustment of minority interest due to redemption value	—	(0.02)	—	0.03

FFO per share—diluted	$1.16	$1.15	$3.41	$3.15

Reconciliation of Net Income to EBITDA:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
Net income—available to common stockholders	$5,663	$19,366	$120,085	$33,775
Interest expense	70,306	59,983	209,639	189,764
Interest expense—unconsolidated entities (pro rata)	25,923	25,779	77,850	73,847
Depreciation and amortization—consolidated assets	66,637	59,061	185,538	174,327
Depreciation and amortization—unconsolidated entities (pro rata)	26,292	23,422	74,326	68,506
Minority interest	944	3,442	20,600	6,020
Adjustment of minority interest due to redemption value	—	(1,346)	—	2,773
Less: Interest expense and depreciation and amortization
allocable to minority interests on consolidated joint ventures	(1,673)	(1,468)	(3,623)	(4,669)
Loss on early extinguishment of debt	—	—	—	877
Loss (gain) on sale or write-down of assets—consolidated assets	5,178	757	(95,135)	(1,889)
(Gain) loss on sale of assets—unconsolidated entities (pro rata)	(349)	4	(3,272)	2,024
Add: Minority interest share of gain on sale of consolidated joint ventures	—	39	589	387
Add: Minority interest share of gain on sale of unconsolidated entities	—	—	487	—
Income tax benefit	(362)	429	(750)	(478)
Distributions on preferred units	242	3,825	782	10,919
Preferred dividends	835	2,902	4,124	8,052

EBITDA(g)	$199,636	$196,195	$591,240	$564,235

Reconciliation of EBITDA to Same Centers—Net Operating Income ("NOI"):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	Unaudited		Unaudited
	2008	2007	2008	2007
EBITDA(g)	$199,636	$196,195	$591,240	$564,235
Add: REIT general and administrative expenses	2,881	1,992	11,419	11,777
Management Companies' revenues	(10,261)	(9,242)	(30,334)	(27,595)
Management Companies' operating expenses	19,014	17,908	57,886	54,182
Lease termination income of comparable centers	(3,876)	(4,947)	(8,664)	(10,431)
EBITDA of non-comparable centers	(37,511)	(35,674)	(108,621)	(93,623)

Same Centers—NOI(h)	$169,883	$166,232	$512,926	$498,545

(g)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, minority interest, extraordinary items, gain (loss) on sale of assets and preferred dividends and includes joint ventures at their pro rata share. Management considers EBITDA to be an appropriate supplemental measure to net income because it helps investors understand the ability of the Company to incur and service debt and make capital expenditures. EBITDA should not be construed as an alternative to operating income as an indicator of the Company's operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) or as a measure of liquidity. EBITDA, as presented, may not be comparable to similarly titled measurements reported by other companies.

(h)
The Company presents same-center NOI because the Company believes it is useful for investors to evaluate the operating performance of comparable centers. Same-center NOI is calculated using total EBITDA and subtracting out EBITDA from non-comparable centers and eliminating the management companies and the Company's general and administrative expenses. Same center NOI excludes the impact of straight-line and SFAS 141 adjustments to minimum rents.

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  Exhibit 99.1
MACERICH ANNOUNCES THIRD QUARTER RESULTS AND INCREASE IN GUIDANCE
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
THE MACERICH COMPANY FINANCIAL HIGHLIGHTS (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)